Exhibit 1

Asiacontent.com Announces Distribution to Shareholders

Hong Kong/New York, March 17, 2003 - Asiacontent.com, Ltd. (OTC BB: IASIF.OB) (the "Company") today announced that it had distributed a report to the Company's shareholders concerning the progress of the Company's voluntary liquidation and that it will make an initial distribution to shareholders.

The Company will make an initial distribution of $1.46 per share to shareholders of record as of July 10, 2002, the date that the Company share register was closed upon the filing of the Plan of Dissolution. This amount represents approximately 85 percent of the currently estimated net assets of the Company available for distribution.

The distribution will be effected by the Bank of New York, the company's distribution agent, and is expected to take place on or about April 4, 2003.

An estimated final distribution of $0.26 per share to members will be made upon completion of the liquidation, which the Company expects to occur by July 2004. However, this estimate is subject to change. Events which could cause the Company to change its estimate include amounts realized by collection of book debts, the progress of the liquidation, any litigation in which the Company is involved and unknown liabilities.

As previously announced, the Company commenced voluntary winding up and liquidation on July 10, 2002.

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This release contains forward-looking statements with respect to the Company's liquidation and dissolution. Factors that may cause actual results to differ materially from these forward-looking statements include the following: amounts to be realized in connection with the sale of the Company's assets, the ability of the Company to effect an orderly wind down of its operations, the possible delay in implementation or termination of the Company's plans of liquidation and dissolution, the timing and amount of payments to shareholders, the effect of litigation in which the Company is involved and unknown liabilities which may be asserted in connection with the liquidation. Please refer to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 and the Company's other filings with the SEC from time to time, for a description of certain additional factors which may cause results to differ materially from those indicated by these forward-looking statements.


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